                                                                     EXHIBIT 2.1

                               November 13, 1998


Stephen S. Gray, Trustee
c/o The Recovery Group
270 Congress Street
Boston, MA 02210

     Re:  Acquisition of "Wet Waste Assets" and "CEP Business" of the Debtors

Dear Mr. Gray:

     The seller is a trustee (the "Trustee" or "Seller") for debtors under Chapter 11 of the United States Bankruptcy Code (the "Code") in the United States Bankruptcy Court for the District of Massachusetts (Eastern District) (the "Court") jointly administered in Case Nos. 97-21385-CJK through 97-21389-CJK (the "Chapter 11 Case"). This letter sets forth the binding terms under which ATG, Inc. or its nominee(s) (the "Wet Waste Assets Buyer") offers to purchase, as more particularly set forth in Part I hereof, the Wet Waste Assets (as defined in Part I), and Quantum Catalytics, LLC or its nominee(s) (the "CEP
                        ---
Assets Buyer" or the "CEP Buyer") offers to purchase, as more particularly set forth in Part II hereof, the CEP Assets (as defined in Part II). This is a joint offer to purchase the specified assets of the Seller, and the closing of the purchase and sale of either the Wet Waste Assets or the CEP Assets is dependent on the purchase and sale of the other. The Wet Waste Assets Buyer and the CEP Assets Buyer are jointly referred to herein as the "Buyers" and each as a "Buyer". Each Buyer shall be severally, and not jointly, responsible for the obligations and payments relating to the respective asset sales each proposes herein and shall have no obligation, responsibility or liability with respect to the other Buyer's proposal. The combined consideration accruing to the Sellers with respect to this joint proposal includes:

     1. A deposit via certified check from the Wet Waste Assets Buyer in the amount of $1,050,000; (which previously has been delivered to Alan Braunstein, Esq. of Riemer & Braunstein, counsel to the Seller);

     2. A certified check from the Wet Waste Assets Buyer at Closing in the amount of $9,450,000;

     3. An unsecured promissory note from ATG, Inc. in the principal amount of $288,000 at an interest rate equal to five (5%) per centum per annum, simple interest, with one balloon payment of principal and accrued interest payable on April 1, 2002.

Stephen S. Gray, Trustee
November 13, 1998
Page 3


SECTION 1. ASSETS AND CONTRACT RIGHTS SUBJECT TO OFFER
------------------------------------------------------

     The Buyer submits this offer (the "Offer") to purchase all of the Seller's right, title and interest in and to the assets of (or used in connection with) the Wet Waste Business, including, but not limited to (a) those assets identified on the schedule attached hereto as Exhibit A, as well as related work in process, construction in progress, inventory, including, without limitation, those assets described in that Exhibit A; (b) all customer contracts which are a part of or are used in the "Wet Waste Business", including, but not limited to, those customer contracts identified in Exhibit B hereto and the contracts the Seller previously acquired from VECTRA and SEG, which the Buyer elects to assume, but excluding any of such contracts which relate to the CEP Business (as defined in Part II) (collectively, the "Subject Customer Agreements"); (c) all subcontracts or teaming agreements including, but not limited to, all executory contracts used in the Wet Waste Business which the Buyer may elect to assume (collectively, "Subcontracts" and, together with the Subject Customer Agreements, the "Subject Agreements"); (d) all permits and licenses issued to the Seller primarily for use in the Wet Waste Business to the extent assignable under applicable law (the "Subject Permits"), to the extent assignable by the Seller; (e) the Intellectual Assets (as defined below) used or useable in the Wet Waste Business (except those Intellectual Assets used or useable in the provision of CEP Business and only incidentally used in the Wet Waste Business, as to which the Seller or the CEP Buyer shall issue as part of the Wet Waste Assets a perpetual, non-exclusive, assignable, royalty-free license to use the same on customary terms and protections to be used solely in connection with the Wet Waste Business); (f) all furniture, telephones, copiers, scanners, facsimile machines, printers, plotters, computers, monitors, modems, software and other office equipment that is used or useable in the normal conduct of the Wet Waste Business (provided that any of the foregoing that are used in the provision of CEP Business shall be shared by the Buyer and the CEP Buyer as determined by mutual agreement of the Buyer and the CEP Buyer); (g) the accounts receivable generated by the Seller from the operation of the Wet Waste Business through the Closing Date (the "Subject Accounts Receivable"); (h) the Columbia, South Carolina facility operated by the Seller together with the Letter of Credit in the amount of $288,000 and cash collateral posted as financial assurance relating to such facility; (i) offers and proposals in progress; (j) business books and records, subject to the Seller retaining reasonable access, use and copying rights; (k) the Advanced Water Processing unit and technology; and (1) any radioactive, hazardous or mixed waste that the Seller has control over or possession of, title to, or disposal obligations for ("Waste Products"), as to which the Seller has not recognized revenues or Waste Products that are in the process lines and equipment included in the Wet Waste Assets ("Transferred Waste Products") (with all of the foregoing referred to collectively as the "Wet Waste Assets"). Relative to the Bear Creek Facility, the Buyer will rent building space from the CEP Assets

Stephen S. Gray, Trustee
November 13, 1998
Page 4


Buyer in the north end of the building and the Buyer's liability will be limited to that portion of the north end of the building actually and solely used by the Buyer.

     Expressly excluded from the Wet Waste Assets and the purchase and sale proposed hereunder are: (i) cash, cash equivalents, and marketable securities (except as expressly set forth above): (ii) any notes receivable or other receivables of the Seller (exclusive of the Subject Accounts Receivable); (iii) any and all obligations owed to the Seller and/or its affiliates by former or existing consultants, agents, employees, officers and/or directors of the Debtors (which the Seller hereby represents, to its knowledge, are limited to certain notes from such employees or avoidance actions (as defined below)); (iv) any and all funds due and owing the Seller associated with tax refunds, insurance claims and/or insurance premiums, but any insurance claims relating to the Wet Waste Assets accruing on or after November 3, 1998 shall be considered Wet Waste Assets; (v) any and all amounts arising under any claims associated with the bankruptcy proceeding entitled Vectra Technologies, Inc. a/k/a Pacific
                                        ---------------------------------------
Nuclear Systems. Inc., Case No. 97-13001, pending in the United States
---------------------
Bankruptcy Court for the Western District of Washington at Seattle; (vi) any and all trade names of the Debtors and its parents and subsidiaries except those trademarks associated with the Wet Waste Business, and other entities under common control with the Debtors; (vii) all Waste Products that are not Transferred Waste Products; and (viii) the Seller's CEP facilities and those Assets used solely to provide CEP Services; (ix) any other assets of the Seller including any and all causes of action arising from bankruptcy avoidance actions pursuant to the United States Bankruptcy Code ("Avoidance Actions") or otherwise arising under or related to the Bankruptcy Code and any causes of action not related to the Wet Waste Assets; and (x) any tanks, piping, equipment and related building/yard space, whether or not located in the North building, that is used primarily for storing, handling, processing or transporting CEP materials; (xi) the temporary employment agreement with American Technical Associates, Inc. and the Flour Daniels contract; (xii) any assets which are excluded by Wet Waste Buyer pursuant to Section 5.

     Notwithstanding the foregoing, the Seller shall provide the Buyer with a non-exclusive royalty-free license agreement (in form and substance reasonably satisfactory to the Buyer) sufficient to permit the Buyer to operate under the "MMT of Tennessee" name for a period of up to 18 months after the Closing Date, and shall assign to the Buyer any rights it may have to use the "Vectra" or "SEG" tradenames.

     Intellectual Assets - As used herein, the term "Intellectual Assets" shall mean licenses, patent applications, patents, designs, drawings, software, trademarks, topical reports, certificates of compliance, procedures, specifications, service marks, copyrights, quality assurance programs, process-control programs, customer approved tender status, sales lists, contract lists, project

Stephen S. Gray, Trustee
November 13, 1998
Page 5


references, and proposals, as well as patent pending, ideas and applications, records, files, software, inventions and software licenses, and other such items commonly know as "intellectual property rights" and "intangible items" and all manuals and documentation related to any of the foregoing. To the extent that any Intellectual Assets which are exclusively transferred to the Buyer hereunder are also used in the Seller's business lines not sold to the Buyer, the Buyer shall grant to the Seller (subject to re-assignment by the Seller to buyers of other business lines) a perpetual, non-exclusive, assignable, royalty-free license to use such Intellectual Assets which are exclusively transferred to the Buyer hereunder on customary terms and protections solely in connection with the operation of such other business lines.

SECTION 2. TERMS OF PURCHASE
----------------------------

     (a) On the Closing Date, the Buyer shall purchase all of the Seller's right, title and interest in and to the Wet Waste Assets, free and clear of all liens encumbrances and interests, pursuant to Section 363(b) and (f) of the Code and, in connection therewith, the Seller shall assign the Subject Permits to the Buyer to the full extent permitted by law and the Buyer shall assume, and the Seller shall assign, the Subject Agreements to the Buyer (only those pursuant to Section 365 of the Code). The total price to be paid for the Wet Waste Assets is $10,500,000 (Ten Million Five Hundred Thousand Dollars) (the "Purchase Price"). The Purchase Price shall be allocated among the Wet Waste Assets in accordance with the Buyer's instruction and discretion. Subject to satisfaction of the Conditions Precedent set forth in Section 19 hereof, the Purchase Price is payable in cash or cash equivalent as follows:

          (i) $1,050,000, which previously has been paid to counsel to the Seller, as a Deposit (the "Deposit"); and

          (ii) $9,450,000 to be paid within three (3) business days (the "Closing Date") after entry of the Sale Order (the date of such entry, the "Approval Date") at which time the Seller shall convey to the Buyer all of the Wet Waste Assets.

     (b) An unsecured promissory note from the ATG, Inc. in the principal amount of $288,000 at an interest rate equal to five (5%) per centum per annum, simple interest, with one balloon payment of principal and accrued interest payable on April 1, 2002.

Stephen S. Gray, Trustee
November 13, 1998
Page 6


    (c) Through the Closing Date, the Deposit shall be held by the Trustee's counsel, Riemer & Braunstein, in an interest bearing client funds escrow account. The Deposit (and all interest earned thereon) shall be applied to the Purchase Price if the balance thereof is paid by the Buyer. The Deposit, together with all interest thereon, shall be returned to the Buyer within two (2) business days if the Seller defaults hereunder, or if the Seller or the Court does not authorize the sale of the Wet Waste Assets to the Buyer. Notwithstanding anything herein to the contrary, the Deposit, together with all interest thereon, promptly shall be returned to the Buyer if the Sale Order has not been entered by November 24, 1998, or if any of the Conditions Precedent have not been satisfied on or before December 1, 1998 (the "Termination Date"), or if the Closing Date has not occurred prior to the Termination Date. The Deposit shall be forfeited to the Seller as the Seller and the Trustee's sole remedy at law or in equity if the Buyer defaults hereunder as set forth in Section 4 of the Notice of Offer previously issued by the Seller.

     (c) The Seller is responsible for, and the Buyer shall not assume or otherwise be liable for, any debts, claims, liabilities or any other obligations of the Seller of any nature whatsoever, whether such debts, liabilities or obligations are known or unknown, liquidated or contingent, direct or indirect, including, but not limited to, any liens, attachments, environmental liabilities, trade debt, sale taxes relating to these transactions, accounts payable, warranty obligations, tax liabilities, claims of employees, pension liabilities or any expenses of administration of the Chapter 11 estate (collectively, the "Excluded Liabilities"). The sale and purchase of assets embodied in this agreement will be consummated in contemplation of the Seller proposing a plan of reorganization, therefore, under applicable bankruptcy law, transfer taxes cannot be imposed on the sale of the Wet Waste Assets; provided, however, that if any such
                                        --------- -------
          taxes are lawfully imposed and become due and payable, the liability for such transfer taxes shall be borne by the Seller or the Buyer in the usual and customary manner. All Excluded Liabilities shall remain with the Seller's estate.

     (d) The parties believe, based upon preliminary due diligence, that no approval of these transactions will be necessary under the Hart Scott Rodino Act ("HSRA"). However, if the Buyer reasonably concludes that HSRA approval is necessary, the Seller shall obtain such approval and the filing fee required for such approval shall be split equally (50% each) between the Seller and the Buyer.

Stephen S. Gray, Trustee
November 13, 1998
Page 7


     (e)  The Purchase Price shall be adjusted, on the Closing Date, as follows:
          (1) increased by an amount equal to 90% of the amount if any, by which the fair value of the current period collectible accounts receivable (net of offsets and contras) and current inventory and spare parts (the "Good Current Assets") on the Closing Date exceeds $2,653,000; or
          (2) decreased by an amount equal to 90% of the amount, if any, by which the fair value of the Good Current Assets on the Closing Date is less than $2,047,000.

     (f) The sale of Assets hereunder shall be without representation or warranty of the Seller (including as to merchantability or fitness for use) except as to any that may be specifically set forth herein, and (except as specifically set forth herein) WHERE IS and AS IS.

SECTION 3. COURT APPROVAL
-------------------------

     The Trustee shall immediately file in the Chapter 11 Case a motion (the "Motion") seeking an Order of the Court in form reasonably acceptable to Seller and the Buyer (the "Sale Order") approving, pursuant to Sections 363(b) and (f) and 365 of the Code, the sale by the Seller of the Wet Waste Assets, free and clear of liens, encumbrances and interests. The Sale Order shall, among other things, (i) determine that this Agreement was proposed by the Buyer in good faith, (ii) determine that the Buyer is a good faith purchaser under Section 363(m) of the Code, and (iii) permanently enjoins each and every holder of an Excluded Liability from commencing, continuing or otherwise pursuing or enforcing and remedy claim, or cause of action against the Buyer relative to such Excluded Liability. Regarding the Wet Waste Assets the Buyer is expressly accepting hereunder, the Buyer shall be responsible for fulfilling the requirements of Section 365(1)(A) (which pertain to the curing of defaults under the Subject Agreements), and 365(f)(2)(B) pertains to the providing of adequate assurance of future performance), of the Code; provided, however, that
                                                        --------  -------
Buyer's obligation shall not exceed $50,000 in the aggregate. To the extent that the aggregate cure payments to be made pursuant to Code Section 365(l)(A) exceeds $50,000, the Seller agrees and acknowledges that the payment of such amounts shall be an obligation of the Seller and that Seller shall pay (immediately upon receipt of the Purchase Price, and regardless of any other claims asserted or that could be asserted in the Chapter 11 Case) such amounts from the proceeds of the sale of the Wet Waste Business pursuant to this Offer.

Stephen S. Gray, Trustee
November 13, 1998
Page 8


SECTION 4. AFFIRMATIVE COVENANTS OF THE BUYER
---------------------------------------------

     As an express condition of the Seller's acceptance of this Offer, the Buyer hereby covenants that, if the Wet Waste Assets are conveyed to the Buyer, then the Buyer shall enter into a separate agreement or agreements with CEP Buyer with respect to Wet Waste services required to support CEP Services. The Buyer further covenants to provide in conjunction with the CEP Buyer quality assurance
(QA) support on reasonable commercial terms consistent with the current QA requirements for the facility insofar as it is used to provide CEP Services; provided that Buyer shall not be liable for any claims, damages or losses arising out of or relating to the operation of the Seller's QA Program.

SECTION 5. EXCLUSION OF CERTAIN ASSETS
--------------------------------------

     The Buyer shall have the right to exclude from this Offer such of the Wet Waste Assets, including, but not limited to, executory contracts, as it elects in writing, on or before November 23, 1998 (the "Exclusion Notice Date"); provided, however, that such election shall not give the Buyer the right to
--------  -------
reduce the Purchase Price. In such event, the Buyer shall deliver that excluded property or dispose of it as directed by the Seller, provided, however, that the
                                                     --------  -------
cost for delivery and/or disposal shall be the responsibility of the Seller and shall be deducted by the Buyer from the Purchase Price.

SECTION 6. AFFIRMATIVE COVENANTS OF SELLER
------------------------------------------

     As an express condition of this Offer by the Buyer, the Trustee hereby covenants that, if the Buyer purchases the Wet Waste Assets:

     (a) the Trustee shall reasonably assist the Buyer in the transfer of the Wet Waste Assets and the operation of the Wet Waste Business, including the providing of reasonable access to all records, employees and staff;

     (b) the Trustee shall cooperate with the Buyer in its efforts to facilitate timely transfers of the Subject Permits or other governmental approvals related to the continued use of the Wet Waste Assets; and

     (c) to the extent permitted under the Code, the Seller will transfer to the Buyer or its Affiliate any non-competition agreements the Seller now has with respect to the Wet Waste Business which are beneficial to the Wet Waste Business the Buyer is acquiring from the Seller.

Stephen S. Gray, Trustee
November 13, 1998
Page 9



Notwithstanding the foregoing:

     (d) nothing herein contained shall be deemed to constitute a joint venture or partnership between the Buyer and the Seller; and

     (e) the Seller undertakes to bind any legal successor with the same obligations as set for hereunder.


SECTION 7. COURT APPROVAL
-------------------------

     All obligations of the Seller under this Offer shall be subject to approval by the Court, which approval the Trustee shall in good faith seek as expeditiously as possible.

SECTION 8. MAINTENANCE OF LICENSES, INSURANCE, REGULATORY FILINGS AND PERMITS
-----------------------------------------------------------------------------

     The South Carolina Facility is designated as included in the Wet Waste Assets subject to this Offer. If the Wet Waste Buyer's Offer is accepted, the Seller will use its best efforts to maintain licenses, insurance, regulatory filings and permits that are necessary or appropriate for the operation of such facility, for the shorter of (i) a period of sixty (60) days following the Closing Date; and (ii) until all required licenses and permits are transferred, at the Seller's expense before the Closing Date, and at the Wet Waste Buyer's expense after the Closing Date (the "Transition Period"). The Seller shall authorize and allow the Wet Waste Buyer or its nominee(s) to operate under each such licenses, insurance, regulatory filings and permits that are necessary or appropriate for the operation of such facility during the Transition Period, to the extent permitted by law. However, ATG, Inc. shall indemnify, defend and hold harmless the Seller for any and all claims made against the Seller for any losses, damages or claims caused after the Closing Date on account of Wet Waste Buyer's use or acquisition of the facility and for Seller's reasonable and necessary costs of defending same.

     During the Transition Period, the Wet Waste Buyer agrees that:

          a. the Trustee and/or its representatives will have access to the facility during normal business hours upon one (1) day's notice to the Wet Waste Buyer;

Stephen S. Gray, Trustee
November 13, 1998
Page 10


          b. the Wet Waste Buyer will operate each facility in accordance with all applicable laws and ordinances and in compliance with applicable permits and licenses;

          c. the Wet Waste Buyer will provide the Seller with all reports provided to all state and federal agencies;

SECTION 9. WET WASTE BUSINESS EMPLOYEES
---------------------------------------

     By November 20, 1998, the Wet Waste Buyer shall submit to the Seller a list of the Seller's employees (including key employees for the purposes of Section 20(i), independent contractors, and consultants that are engaged primarily or exclusively in the Wet Waste Business including staff involved in the administrative and other support functions (the "Wet Waste Employees") that it desires to hire (the "Selected Employees"). At Closing, the Seller shall release the Selected Employees from any non-compete agreements in effect to allow the Wet Waste Buyer to employ such Selected Employees in the operation of the Wet Waste Business and the Wet Waste Assets, and the Wet Waste Buyer shall make offers of employment to the Selected Employees contingent only upon the closing of the sale transaction contemplated hereby. Any Selected Employees that commence work with the Wet Waste Buyer shall be paid all non-disputed post-petition salary, expense and vacation pay unless limited by prior order of the Bankruptcy Court. If a Selected Employee does not accept employment with the Wet Waste Buyer (a "Rejection Employee") and as a result collects severance pay from the Trustee, then the Wet Waste Buyer agrees for a period of six (6) months commencing as of the Closing Date; that it shall not employ the Rejection Employee unless in connection therewith; (i) the Wet Waste Buyer reimburses the Seller for such Rejection Employee's severance pay actually paid by Seller, or
(ii) the Wet Waste Buyer obtains the Seller's consent.

     The Wet Waste Buyer agrees that for a period of one (1) year commencing as of the Closing Date (the "One Year Period"); it shall not employ any current Wet Waste Employee who is not a Selected Employee ("Non-Selected Employee") unless in connection therewith (i) the Wet Waste Buyer reimburses the Seller for such employee's severance pay actually paid by Seller, or (ii) the Wet Waste Buyer obtains the Seller's consent.

     Nothing herein shall prevent the Wet Waste Buyer from retaining any Non-Selected Employee as a consultant and not as a full-time employee. The Wet Waste Buyer shall not have an obligation to reimburse the Seller for such Employee's severance pay as contemplated by the previous paragraph so long as the compensation earned by such Non-Selected Employee is, during the One Year Period, not greater than 60% of such Non-Selected Employee's annual

Stephen S. Gray, Trustee
November 13, 1998
Page 11


salary during the year prior to the Closing Date. In the event that such Non-Selected Employee's compensation as a consultant to the Wet Waste Buyer exceeds 60% of such Non-Selected Employee's annual salary during the One Year Period, the Wet Waste Buyer shall reimburse the Seller for such Non-Selected Employee's severance pay actually paid by the Seller. (If such current Wet Waste Employee was employed by Seller for less than a full year, then the same calculations will apply but will be pro rated for such time the current Wet Waste Employee was employed.)

SECTION 10. COLUMBIA, SOUTH CAROLINA FACILITY
---------------------------------------------

     The Columbia, South Carolina facility is designated as a Wet Waste Asset subject to this Offer.

SECTION 11. USE OF SELLER'S QUALITY ASSURANCE (QA) PROGRAM
----------------------------------------------------------

     The Seller shall cooperate with the Buyer in the transition of its QA Program to the Buyer, including, without limitation, the transfer of Certificates of Compliance on casks and high integrity containers and communications and meeting with customers to support a timely takeover by the Buyer.

SECTION 12. REPRESENTATIONS AND WARRANTIES
------------------------------------------

     The Buyer represents that it has made a due diligence investigation of the Wet Waste Assets, that the Buyer is relying solely on that due diligence investigation in making this Offer, and that the Buyer has not relied and is not relying on any representation or warranty of the Seller or any of its agents except those that are specifically set forth herein.

The Buyer represents and warrants to, and agrees with, the Seller as follows:

     (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Buyer has full power and authority to carry on its business as and where now conducted and to own or lease and operate its properties at and where now owned, leased and operated by it, and is duly qualified to do business and is in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary.

Stephen S. Gray, Trustee
November 13, 1998
Page 12


     (b) The execution, delivery and consummation of this Offer by the Buyer has been authorized by the Directors of the Buyer in accordance with all applicable laws and the Buyer's Certificates of Incorporation, and at the Closing Date no further action will be necessary on the Buyer's part to make this Offer valid and binding and enforceable against the Buyer in accordance with its terms. The foregoing shall not diminish the rights of the Buyer stated herein to exclude certain Subject Agreements, proposals and bids. The execution, delivery and consummation of this Offer by the Buyer (i) is not contrary to the Buyer's Certificate of Incorporation or Bylaws, (ii) will not violate any order, law, rule or regulation known by the Buyer to be applicable to the Buyer; (iii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of or constitute a default under, any term of provision of any material indenture, mortgage, deed of trust, lease, instrument; order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which the Buyer is a party or to which the Buyer or any of its assets is subject or bound; and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which the Buyer is a party or to which the Buyer or any of its assets is subject or bound.

     (c)  Litigation. There is no judicial or administrative action, proceeding
          ----------
          or investigation pending, or to the Buyer's knowledge, threatened, that calls into question the validity of this Offer or any action taken or to be taken by the Buyer in connection herewith. There is no litigation, proceeding or investigation pending, or to the Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against the Buyer that, if adversely determined would have a material adverse effect upon the Buyer's ability to perform its obligations under this Offer.

     (d)  Financial Capacity. The Buyer has the financial capacity to consummate
          ------------------
          all of the transactions contemplated by this Offer.

     (e)  Compliance with Laws. To the Buyer's knowledge, the Buyer has complied
          --------------------
          in all materials respects with all laws, regulations, rules and orders of any governmental department or agency or any other commission board, agency or instrumentality, federal, state, local or other requirements of law in connection with the operation of its business, and is not in material default under or in violation of any provision of any federal, state or local law, regulation, rule or order.

Stephen S. Gray, Trustee
November 13, 1998
Page 13


     (f)  Approval. The Buyer is not aware of any reason why it would be denied
          --------
          any necessary approval, consent, permit or other governmental authorization necessary to purchase and/or operate the Wet Waste Business and/or the Wet Waste Assets. Notwithstanding the Closing and the consummation of the transactions contemplated by this Offer, the representations, warranties and covenants of the Buyer contained in this Offer or any agreement, instrument, paper, or certificate executed and delivered by the Buyer in connection with the transactions contemplated hereby, will survive the Closing.

     (g) Notwithstanding the Closing and the consummation of the transactions contemplated by this Offer, the covenants of the Wet Waste Buyer contained in this Offer or any agreement, instrument, paper, or certificate executed and delivered by the Wet Waste Buyer in connection with the transactions contemplated hereby, will survive the Closing.

SECTION 13. ACCESS TO SELLER'S FACILITY
---------------------------------------

     The Seller agrees to make available to the Wet Assets Buyer and its attorneys, accountants, agent and advisors, prior to the Closing Date, such records, information and personnel as the Wet Assets Buyer may reasonably request. As a condition to the Seller's granting to the Wet Assets Buyer and/or its agents physical access to the Seller's Wet Assets Business facilities, the Wet Assets Buyer shall provide the Seller proof of workers compensation or similar insurance as well as of such liability and other insurance as may be required by applicable regulatory or other law, in such amounts as the Seller may reasonably require.

SECTION 14. EXPENSES
--------------------

     Each party shall bear its own costs and expenses (including attorney's fees) associated with this Offer and the performance thereof.

SECTION 15. TAXES ASSOCIATED WITH THE SALE
------------------------------------------

     Each party shall pay when due any taxes assessed under applicable law against such party relating to these transactions. The sale and purchase of assets embodied in this agreement will be consummated as part of a Chapter 11 Reorganization proceeding and in contemplation of the Seller proposing a plan, if possible; therefore, under applicable bankruptcy law, transfer taxes and/or recording fees cannot be imposed on the sale of the Wet Waste Assets; provided,
                                                                      --------
however, that if any such taxes or fees are lawfully imposed and become due and
-------
payable, the

Stephen S. Gray, Trustee
November 13, 1998
Page 14


liability for such transfer taxes or recording fees shall be borne by the Seller or the Buyer in the usual and customary manner. All Excluded Liabilities shall remain with the Seller's estate.

SECTION 16. SEVERABILITY
------------------------

     If (but only if) the Buyer elects, if any portion of this Offer is held invalid or unenforceable, any remaining portion shall continue in full force and effect and the invalid or unenforceable portion shall be replaced by a valid and enforceable portion reflecting the original intent of the parties as closely as possible. If a material aspect of this Offer is severed by the Court and, prior to Closing, either party determines that this Offer as modified (that is, without the severed portion) is deficient, it may terminate this Offer.

SECTION 17. NOTICES
-------------------

     All notices required or permitted to be given pursuant to the terms of this Offer shall be sent by hand or private overnight delivery service of national reputation and also by facsimile transmission as follows:

     To the Seller   Stephen S. Gray, Trustee
                     c/o The Recovery Group
                     270 Congress Street
                     Boston, MA 02210
                     Telecopy: (617) 482-9804

     To the Buyer    ATG, Inc.
                     47375 Fremont Boulevard
                     Fremont, CA 94538
                     Attention: Bill Hewitt
                     Telecopy: (510) 651-3731

with a copy to

The Buyer's counsel: Jarvis P. Kellogg
                     Epstein Becker & Green, P.C.
                     75 State Street
                     Boston, MA 02109
                     Telecopy: (617) 341-4001

Stephen S. Gray, Trustee
November 13, 1998
Page 15

Copy to:            Steve Guerrettaz
                    47375 Fremont Boulevard
                    Fremont, CA 94538
                    Telecopy: (510) 651-3731


SECTION 18. CHOICE OF LAW
-------------------------

     Enforcement of this Offer and legal matters not governed by the Code shall be determined in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law doctrine. The Buyer consents to the jurisdiction of the Court as to any proceeding to enforce or interpret this Agreement.

SECTION 19. HEADINGS
--------------------

     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Offer.

SECTION 20. BUYER'S CONDITIONS PRECEDENT
----------------------------------------

     The obligation of the Buyer to consummate the transactions to be performed by it hereunder is subject to the satisfaction on or before the Closing of the following conditions precedent (the "Conditions Precedent"), any or all of which Buyer may elect to waive or not waive, extend or not extend in its absolute discretion:

     (a) Any representation and warranties made by the Seller hereunder shall be true and correct in all material respects as of the Closing Date.

     (b) The Seller shall have performed and complied with any agreements and undertakings made by it hereunder in all material respects as of the Closing Date.

     (c) No action, suit, proceeding or regulatory determination shall be pending or threatened wherein an unfavorable ruling would: (a) prevent consummation of any of the transactions contemplated hereunder; (b) cause any of the transactions contemplated hereunder to be rescinded following consummation; or (c) affect adversely the right of Buyer to own or use the Assets.

Stephen S. Gray, Trustee
November 13, 1998
Page 16


     (d) The Court shall have entered the Sale Order, which Sale Order shall not have been reversed, stayed, modified or amended in any material respect prior to the Closing Date.

     (e) If the Wet Waste Buyer reasonably concludes that HSRA approval is necessary, any applicable waiting periods relating to the transfers contemplated hereby under the HSRA shall have expired without extension or challenge to such transactions, and any approvals required by such Act have been issued. The Wet Waste Buyer and the Seller shall file all required notifications, pursuant to HRRA and the filing fee required for such approval shall be split equally (50% each) between the Seller and the Wet Waste Buyer. In the event any HSRA waiting period applies hereto, the Wet Waste Buyer and the Seller agree that the Closing Date shall be deemed to be three (3) days after such waiting period has elapsed.

     (f)  The CEP Business sale referred to Part II hereof shall have closed.


     (g) The Seller shall have continued to conduct the Wet Waste Business in the ordinary course, consistent with past practice and in the same manner as it is presently being conducted;

     (h) No material adverse change shall have accrued to the Wet Waste Business or the Wet Waste Assets after November 3, 1998, including, without limitation, any material adverse change in the level of receivables. Adverse changes constituting a breach of this condition shall include material diminution in customers or revenues, material income, in costs or liabilities;

     (i) The Wet Waste Buyer shall have entered into agreements to hire such of the Seller's Wet Waste Business employees as it deems, in its sole discretion, to be necessary to the continued operation of the Wet Waste Business, which number is currently estimated at no more than eight (8) such employees, it being agreed with the Seller that obtaining agreements with at least six (6) of such employees shall constitute full compliance with this condition;

     (j) All pleadings, orders, agreements and other documents related directly or indirectly to the sale anticipated herein shall be in form and substance satisfactory to the Wet Waste Buyer;

Stephen S. Gray, Trustee
November 13, 1998
Page 17


     (k) The Closing Date shall occur on or before December 1, 1998 subject to paragraph (e);

     (1) The Seller shall have delivered to the Buyer, in form reasonable acceptable to the Buyer, deeds, bills of sale, assignments or other instruments of transfer necessary and appropriate to transfer and vest in the Buyer the Wet Waste Assets.

     (m) The Seller shall on or before the Closing Date have been authorized to assume and assign all executory contracts that the Wet Waste Buyer seeks to purchase and a court order entered prior to the Closing Date shall have determined the cure amount due under such contracts;

SECTION 21. SELLER'S CONDITIONS PRECEDENT
-----------------------------------------

     The obligation of the Seller to consummate the transactions to be performed by it hereunder is subject to the satisfaction of the following conditions precedent, any or all of which Seller may elect to waive or not waive in its absolute discretion.

     (a) Any representation and warranties made by the Buyer hereunder shall be true and correct in all material respects as of the Closing Date.

     (b) The Buyer shall have performed and complied with any covenants made by it hereunder in all material respects as of the Closing Date.

     (c) The Court shall have entered the Sale Order, which Sale Order shall not have been reversed stayed, modified or amended in any material respect prior to the Closing Date.

     (d) The sale of the CEP Business (as defined in Part II) to the CEP Assets Buyer shall have closed or will close concurrently with the closing of the sale of the Wet Waste Assets to the Wet Waste Assets Buyer.

     (e) Any applicable waiting periods relating to the transfers contemplated hereby under the HSRA shall have expired without extension or challenge to such transactions, and any approvals required by such Act have been issued.

Stephen S. Gray, Trustee
November 13, 1998
Page 18



SECTION 22. COUNTERPARTS
------------------------

     This Offer may be signed in any two (2) or more counterparts, all of which, taken together, shall be deemed to constitute the original Offer.

     By its signature below, the Seller accepts this offer, subject to the terms and conditions set forth herein and to approval by the Court.

SECTION 23. CLOSING
-------------------

     The closing date shall occur on the later of three (3) business days after the entry of the Sale Order or the satisfaction of all conditions (as set forth in Section 20), subject to the CEP Buyer's right to waive or extend such conditions in its discretion (the "Closing Date").

SECTION 24. CLOSING ADJUSTMENTS
-------------------------------

     Appropriate pro rata adjustment through the Closing Date shall be provided for matters normally adjusted at closing, including but not limited to: real estate taxes with respect to the Bear Creek Road Facility, fuel with respect to the Bear Creek Road Facility and the Fall River Facility, utilities with respect to the Bear Creek Road Facility and the Fall River Facility, prepaid vendors for services the CEP Buyer received post-closing, and the like.

SECTION 25. OVERBIDS
--------------------

     To qualify as a counter-offer for both the Wet Waste Assets and the CEP Assets, the upfront payment shall by such counter-offeror be at least $10,750,000 of which at least $100,000 shall be allocated to the CEP Assets.


                     REST OF PAGE INTENTIONALLY LEFT BLANK

Stephen S. Gray, Trustee
November 13, 1998
Page

ATG, INC.

BY: /s/ Bill Hewitt
    -------------------------
ITS DULY AUTHORIZED OFFICER


AGREED TO:

/s/ Stephen S. Gray
_____________________________
Stephen S. Gray, Trustee

Stephen S. Gray, Trustee
November 13, 1998
Page 20



                             PART II [CEP ASSETS]
                             --------------------

     The following sets forth the binding terms under the "CEP Buyer" offers to purchase, as more particularly set forth below, substantially all of the assets of, together with contracts, licenses and permits associated with, the Seller's Catalytic Extraction Processing ("CEP") business conducted substantially at Oak Ridge, Tennessee, and certain assets located at the Tech Center facility located in Oak Ridge, Tennessee (the "Tech Center Facility") and substantially all of the assets located in the facility in Fall River, Massachusetts (the "Fall River Facility"), and all of the Intellectual Assets (as defined below) hereinafter collectively referred to as the "CEP Business". Capitalized terms used in this
Part II shall have the meanings set forth in this Part II, unless otherwise stated.

     For purposes of this offer, the term "CEP Assets" means all assets, properties and rights of every kind, character and description (other than property and rights specifically excluded in this Agreement) used or useful in or for the benefit of the CEP Business consistent with the Wet Waste Buyer's Offer plus the Intellectual Assets and other assets designated herein, including, without limitation, the following:

     a. All real estate, improvements, buildings, fixtures, tangible property and equipment located at the Bear Creek Road facility located in Oak Ridge, Tennessee (the "Bear Creek Road Facility");

     b. All rights in and to the existing $1.6 million Letter of Credit and the cash collateral posted in connection therewith for decontamination and decommissioning/closure costs relating to the Bear Creek Road Facility;

     c. All rights in and to the existing $91,000 Letter of Credit and the cash collateral posted in connection therewith for decontamination and decommissioning/closure costs relating to the Fall River Facility;

     d.   All ion exchange resins ("IER") contracts relating to the CEP
          Business;

     e. All of Seller's right, title and interest in the licenses and permits relating to the CEP Business (with respect to licenses or permits relating to the Tech Center Facility only such licenses or permits necessary for the removal of the assets from the Tech Center Facility);

Stephen S. Gray, Trustee
November 13, 1998
Page 21


     f. All of Debtors' rights and licenses to store radiological material for CEP processing at the Hake and Duratek locations;

     g. Debtors' rights to enforce and obtain the benefits under existing GTS/Duratek non-compete, preferred vendor status and shared boundary radiological dose limit agreements; including, but not limited to, all of Debtors' rights under the Asset Purchase Agreement between Debtors and Westinghouse dated December 10, 1996 and related agreements;

     h.   All accounts receivable associated with the CEP Business;

     i. All intellectual assets of the debtors except those used primarily in the "Wet Waste Business" and designated as such in Part I hereof. Intellectual Assets shall include without limitation, all licenses related to intellectual property rights, patents, patent applications, patent disclosures, designs, drawings, formulas, processes, software, trade secrets, trademarks, tradenames, topical reports, specifications, service marks, copyrights, quality assurance programs, process control programs, sales lists, contract lists, project references, proposals, ideas, inventions and software or process licenses and all other proprietary information commonly known as "intellectual property rights", including, but not limited to, the specific intellectual assets set forth on the Part II Schedule (Intellectual Property) schedule attached hereto ("Intellectual Assets"); provided, however, that Intellectual Assets should not
                    --------- -------
          include those items listed on the "Schedule of Exchange Intellectual Property";

     j. All development equipment, analytical equipment, electrical switches, induction power supplies (including the power supplies for RPU(4)), electrical power supply, computers, computer software, general intangibles, office equipment located or associated with the Tech Center Facility, and used or usable in connection with the CEP Business including, but not limited to, those assets listed in Part II Schedule (Tech Center);

     k. All office furniture, personal computers and telephone and network infrastructures located at the Tech Center Facility and used by or available to CEP Business personnel or used in the CEP Business, including, but not limited to, those items set forth on the Part II Schedule (Tech Center) schedule;

Stephen S. Gray, Trustee
November 13, 1998
Page 22


     l. All assets located at the Debtors' Fall River, Massachusetts facility, including, but not limited to, the research and development equipment, supplies and other tangible property used in the conduct of research and development activities, including, but not limited to, the equipment and supplies set forth on the Part II Schedule (Research and Development Equipment) attached hereto, all permits and licenses associated with the Fall River facility, and all rights to occupy the Fall River facility to conduct research and development operations and conduct sales and marketing activities to support the CEP Business and related businesses;

     m. Existing proposals, contracts and agreements, including, but not limited to, executory contracts and unexpired leases, and, to the extent that the Seller has no financial interest therein, any transferable benefits for Selected Employees, including, but not limited to life insurance policies, entered into in connection with the CEP Business including, but not limited to the following:

          (i)   Crystal Systems
          (ii)  AFCEE
          (iii) SNPE
          (iv)  US DoD BAA
          (v)   Ebara
          (vi)  NKK Nichemen; and

     n.   All causes of action related to the CEP Business.

SECTION 1. ASSETS AND CONTRACT RIGHTS SUBJECT TO OFFER
------------------------------------------------------

     The CEP Buyer submits this Offer to Purchase all of the Seller's right, title and interest in and to (a) the CEP Assets, including, without limitation, those assets described above or identified on the schedules attached hereto, as well as related work in process, construction in progress and inventory; (b) all customer contracts which are a part of or are used in the CEP Business which CEP Buyer may elect to assume, including, but not limited to, those customer contracts identified in the Part II Schedule (Customer Contracts) schedule attached hereto and the contracts the Seller previously acquired from VECTRA and SEG (collectively the "Subject Agreements"); (c) all subcontracts or teaming agreements used in the business related to the assets which CEP Buyer may elect to assume; (d) all permits and licenses issued to the Seller primarily for use in the CEP Business (the "Subject Permits") to the extent assignable by the Seller, including letters of credit in the amount of $1.6 million and the $91,000 and cash collateral posted as financial assurance relating to Subject Permits; (e) business books and

Stephen S. Gray, Trustee
November 13, 1998
Page 23

records, subject to Seller's retaining reasonable access, use and copying rights; (f) the Intellectual Assets used or useable in the CEP Business (except those Intellectual Assets or useable in the provision of Wet Waste Business and only incidentally used in the CEP Business, as to which the Seller or the Wet Waste Buyer shall issue to the CEP Buyer as part of the CEP Assets a perpetual, non-exclusive, assignable, royalty-free license to use the same on customary terms and protections to be used solely in connection with the CEP Business);
(g) an option to acquire the MMT Environmental Fund for ninety (90) days after the Closing Date, if and only if, the Seller determines that the MMT Environmental Fund is of no economic value to the estate; (h) all furniture, telephones, copiers, scanners, facsimile machines, printers, plotters, computers, monitors, modems, software and other office equipment that is used or useable in the normal conduct of the CEP Business (provided that any of the foregoing that are used in the provision of Wet Waste Business shall be shared by the CEP Buyer and Wet Waste Buyer as determined by mutual agreement of the CEP Buyer and the Wet Waste Buyer).

     Expressly excluded from the CEP Assets and the purchase and sale proposal hereunder are: (i) cash, cash equivalents, and marketable securities (except as expressly set forth above); (ii) any and all trade names of the Debtors and its parents and subsidiaries, and other entities under common control with the Debtors; (iii) any and all obligations owed to the Seller and/or its affiliates by former or existing consultants, agents, employees, officers and/or directors of the Debtor (which the Seller hereby represents, to its knowledge, are limited to certain notes from such employees or avoidance actions (as defined below));
(iv) any and all funds due and owing the Seller associated with tax refunds, insurance claims and/or insurance premiums, but any insurance claims relating to the CEP Assets accruing on or after November 3, 1998 shall be considered CEP Assets; (v) any and all causes of action arising from bankruptcy avoidance actions pursuant to the provisions of the United States Bankruptcy Code ("Avoidance Actions") or otherwise arising under or related to the Bankruptcy Code and any causes of action not related to the CEP Business; (vi) any and all amounts arising under any claims associated with the bankruptcy proceeding entitled Vectra Technologies, Inc. a/k/a/ Pacific Nuclear Systems, Inc., Case
         --------------------------------------------------------------
No. 97-13001, pending in the United States Bankruptcy Court for the Western District of Washington at Seattle; (vii) the Seller's Wet Waste Assets defined in Part I hereof; (viii) all radioactively contaminated commercial processing equipment (i.e., select RPU4 components) at the Tech Center Facility; (x) the contents of the PermaCan box located at the Tech Center Facility; (ix) the temporary employment agreement with American Technical Associates, Inc., the Flour Daniels contract and the lease for real property at the Fall River Facility; and (x) any assets which are excluded by the CEP Buyer pursuant to
Section 5.

     To the extent that any Intellectual Assets are also used in Seller's business lines not sold to CEP Buyer or Wet Waste Buyer, CEP Buyer shall grant to Seller) a perpetual, non-exclusive,

Stephen S. Gray, Trustee
November 13, 1998
Page 24

non-assignable, royalty-free license to use such Intellectual Assets on customary terms and protections, solely in connection with the operation of such other business lines; provided, however, that Seller shall be permitted to
                      --------  -------
assign such license to buyers of such other business lines.

SECTION 2. TERMS OF PURCHASE
----------------------------

     (a) On the Closing Date, the Seller shall transfer to CEP Buyer and CEP Buyer shall acquire from Seller all of the Seller's right, title and interest in and to the CEP Assets, free and clear of all liens encumbrances and interests, pursuant to Section 363(b) and (f) of the Code and, in connection therewith, the Seller shall assign the permits and licenses included in the CEP Assets to the CEP Buyer to the full extent permitted by law and CEP Buyer shall assume and purchase, and Seller shall assign and sell the Subject Agreements, which the CEP Buyer has accepted, to the CEP Buyer. The consideration exchanged for the CEP Assets shall be allocated among the CEP Assets in accordance with the CEP Buyer's instructions and discretion.

     (b) The CEP Buyer shall assume and be responsible for (i) the cost to dispose of primary and secondary waste on site; (ii) costs of decontamination and decommissioning of the Bear Creek Road Facility and the Fall River Facility if operations and the permits/licenses of either facility are terminated; (iii) secondary waste in the possession of or delivered to American Ecology and Manufacturing Sciences; and (iv) the liability for inventory at the Hake and Duratek locations; provided, however, that the CEP Buyer assumes the
                     --------  -------
          liabilities pursuant to this subsection (v) only in the event that the Seller brings Hake and Duratek current for all amounts owed from the time of the Trustee's appointment in the Chapter 11 Case through and including the Closing Date, which the Seller agrees to do (the "Assumed Environmental Liabilities").

Stephen S. Gray, Trustee
November 13, 1998
Page 25

     (c) As additional consideration for the transfer of the CEP Assets, Quantum Catalytics, LLC shall deliver to Seller, an unsecured promissory note (the "Note") in the principal amount of $2,091,000 with interest at the rate of five (5%) per centum per annum, simple interest, payable as follows:

                    Due Date                     Amount

                April 1, 2000             $500,000 plus accrued interest
                April 1, 2001             $500,000 plus accrued interest
                April 1, 2002             $1,091,000 plus accrued interest

     (d) If and only if the CEP Buyer's or its affiliates or Subsidiaries to the extent they are performing CEP Business aggregate EBITDA, measured in accordance with GAAP as applied by the CEP Buyer, for the three-year period commencing on January 1, 1999 ("EBITDA") exceeds $50,000,000, then the CEP Buyer shall make a payment equal to five (5%) percent of EBITDA (the "EBITDA Payment"). For purposes of calculating the EBITDA Payment, any bonuses paid to any officers, directors or shareholder shall not be included in such calculation. The EBITDA Payment shall be payable on April 1, 2002. The parties expressly agree and acknowledge that the earnings of any subsidiary of the CEP Buyer formed to perform the Wet Waste processing intended to be performed at the north end of the Bear Creek Road Facility shall be excluded from the calculation of the CEP Buyer's EBITDA for purposes of calculating the EBITDA Payment. The CEP Buyer and any of its affiliates, or subsidiaries shall run their business in any manner they see fit without restriction from the Trustee or any other party entitled to the EBITDA Payment, except to the extent fraud is committed to reduce the EBITDA Payment.

     (e) Other than the Assumed Environmental Liability, and obligations occurring after the Closing Date with respect to the CEP Assets, the Seller is responsible for and the CEP Buyer shall not assume or otherwise be liable for any debts, claims, liabilities or any other obligations of the Seller of any nature whatsoever, whether such debts, liabilities or obligations are known or unknown, liquidated or contingent, direct or indirect, including, but not limited to, any liens, attachments environmental liabilities, trade debt, sale taxes relating to these transactions, accounts payable, warranty obligations, tax liabilities, claims of employees, pension liabilities or any expenses of administration of the Chapter 11 estate

Stephen S. Gray, Trustee
November 13, 1998
Page 26

          (collectively, "Excluded Liabilities"). All Excluded Liabilities shall remain with the Seller's estate.

     (f) Immediately after the Approval Date (as defined in Part I), the Seller shall issue notices to all of its employees, and to all other relevant parties (e.g. licensing authorities) advising them of the sale of the CEP Assets to CEP Buyer. The notices shall be made in a form mutually agreed by Seller and CEP Buyer. Notices to the parties to the Subject Agreements shall include appropriate notice that such agreements will be assumed and assigned by the Seller to the CEP Buyer.

     (g) The parties believe, based upon preliminary due diligence, that no approval of these transactions will be necessary under the Hart-Scott Rodino Act ("HSRA").

     The sale of CEP Assets hereunder shall be without representation or warranty of the Seller (including as to merchantability or fitness for use) except as to any that may be specifically set forth herein, and (except as specifically set forth herein) WHERE IS and AS IS.

Stephen S. Gray, Trustee
November 13, 1998
Page 27

SECTION 3. COURT APPROVAL
-------------------------

     The Trustee shall take all steps necessary to obtain on the Approval Date an Order of the Court in form reasonably acceptable to the CEP Buyer (the "Sale Order") approving, pursuant to Sections 363(b) and (f) and 365 of the Code, the sale by the Seller of the CEP Assets, free and clear of liens, encumbrances and interests, and the purchase and assumption and assignment to the CEP Buyer of the Subject Agreements. The Sale Order shall, among other things, (i) determine that this Agreement was proposed by the CEP Buyer in good faith, (ii) determine that the CEP Buyer is a good faith purchaser under section 363(m) of the Code, and (iii) permanently enjoin each and every holder of an Excluded Liability from commencing, continuing or otherwise pursuing or enforcing and remedy claim, or cause of action against the CEP Buyer relative to such Excluded Liability. Regarding the CEP Assets the CEP Buyer is expressly accepting hereunder, the Seller shall be responsible for fulfilling the requirements of Section 365(1)(A) (which pertains to the curing of defaults under the Subject Agreements) and the CEP Buyer shall be responsible for fulfilling the requirements of Section 365(f)(2)(B) of the Bankruptcy Code (which pertains to the providing of adequate assurance of future performance). Notwithstanding the above, the CEP Buyer shall pay all amounts required to cure defaults in the contracts being assigned to CEP Buyer and the Note shall be reduced by the amount paid, first with respect to the amount due in April 1, 2001 and then with respect to the next earliest payment.

SECTION 4. AFFIRMATIVE COVENANTS OF SELLER
------------------------------------------

     As an express condition of this Offer by the CEP Buyer, the Trustee hereby covenants that, if the CEP Buyer purchases the Assets:

     (a) the Trustee shall reasonably assist the CEP Buyer in the transfer of the CEP Assets and the operation of the CEP Business, including the providing of reasonable access to all records, employees and staff, and the Seller's offices and facilities;

     (b) the Trustee shall cooperate with the CEP Buyer in its efforts to facilitate timely transfers of its Subject Permits or other governmental approvals related to the continued use of the CEP Assets; and

     (c) to the extent permitted under the Bankruptcy Code, the Seller will transfer to the CEP Buyer or its Affiliate any non-competition agreements the Seller now has related to the CEP Business which are beneficial to the CEP Business.

Stephen S. Gray, Trustee
November 13, 1998
Page 28

SECTION 5. EXCLUSION OF CERTAIN ASSETS
--------------------------------------

     The CEP Buyer shall have the right to exclude from this Offer such of the CEP Assets, except executory contracts as it elects in writing, on or before November 23, 1998 (the "Exclusion Notice Date"); provided, however, the CEP
                                                 --------  -------
Buyer should not have the right to exclude from this Offer tangible assets at the Bear Creek Road Facility and the Fall River Facility; provided, further,
                                                          --------
however, that such election shall not be made with respect to the real estate or facilities which are subject to the Assumed Environmental Liabilities, provided,
                                                                       --------
however, that such election shall not give the CEP Buyer the right to reduce the
-------
Purchase Price. With respect to executory contracts, the Exclusion Notice Data shall be extended to the Closing Date.

SECTION 6. COURT APPROVAL
-------------------------

     All obligations of the Seller under this Offer shall be subject to approval by the Court, which approval the Trustee shall in good faith seek as expeditiously as possible.

SECTION 7. CEP BUSINESS EMPLOYEES
---------------------------------

     By November 20, 1998, the CEP Buyer shall submit to the Seller a list of the Seller's employees, independent contractors, and consultants that are engaged primarily or exclusively in the CEP Business including staff involved in the administrative and other support functions (the "CEP Employees") that it desires to hire (the "Selected Employees"). At Closing, the Seller shall release the Selected Employees from any non-compete agreements in effect to allow the CEP Buyer to employ such Selected Employees in the operation of the CEP Business and the CEP Assets, and the CEP Buyer shall make offers of employment to the Selected Employees contingent only upon the closing of the sale transaction contemplated hereby. Any Selected Employees that commence work with the CEP Buyer shall be paid all non-disputed post-petition salary, expense and vacation pay unless limited by prior order of the Bankruptcy Court. If a Selected Employee does not accept employment with the CEP Buyer (a "Rejection Employee") and as a result collects severance pay from the Trustee, then the CEP Buyer agrees for a period of six (6) months commencing as of the Closing Date; that it shall not employ the Rejection Employee unless in connection therewith; (i) the CEP Buyer reimburses the Seller for such Rejection Employee's severance pay actually paid by Seller, or (ii) the CEP Buyer obtains the Seller's consent.

Stephen S. Gray, Trustee
November 13, 1998
Page 29

     The CEP Buyer agrees that for a period of one (1) year commencing as of the Closing Date (the "One Year Period"); it shall not employ any current CEP Employee who is not a Selected Employee ("Non-Selected Employee") unless in connection therewith (i) the CEP Buyer reimburses the Seller for such employee's severance pay actually paid by Seller, or (ii) the CEP Buyer obtains the Seller's consent.

     Nothing herein shall prevent the CEP Buyer from retaining any Non-Selected Employee as a consultant and not as a full-time employee. The CEP Buyer shall not have an obligation to reimburse the Seller for such Employee's severance pay as contemplated by the previous paragraph so long as the compensation earned by such Non-Selected Employee is, during the One Year Period, not greater than 60% of such Non-Selected Employee's annual salary during the year prior to the Closing Date. In the event that such Non-Selected Employee's compensation as a consultant to the CEP Buyer exceeds 60% of such Non-Selected Employee's annual salary during the One Year Period, the CEP Buyer shall reimburse the Seller for such Non-Selected Employee's severance pay actually paid by the Seller. (If such current CEP Employee was employed by Seller for less than a full year, then the same calculations will apply but will be pro rated for such time the current CEP Employee was employed.)

SECTION 8. MAINTENANCE OF LICENSES, INSURANCE, REGULATORY FILINGS AND PERMITS
-----------------------------------------------------------------------------

     The Fall River Facility and the Bear Creek Road Facility are each designated as included in the CEP Assets subject to this Offer. If CEP Buyer's Offer is accepted, the Seller will use its best efforts to maintain licenses, insurance, regulatory filings and permits that are necessary or appropriate for the operation of each facility, for the shorter of (i) a period of sixty (60) days following the Closing Date; and (ii) until all required licenses and permits are transferred, at the Seller's expense before the Closing Date, and at the CEP Buyer's expense after the Closing Date (the "Transition Period"). The Seller shall authorize and allow the CEP Buyer or its nominee(s) to operate under each such licenses, insurance, regulatory filings and permits that are necessary or appropriate for the operation of each facility during the Transition Period, to the extent permitted by law. However, CEP Buyer shall indemnify, defend and hold harmless the Seller for any and all claims made against the Seller for any losses, damages or claims caused after the Closing Date on account of CEP Buyer's use or acquisition of the facility and for Seller's reasonable and necessary costs of defending same.

Stephen S. Gray, Trustee
November 13, 1998
Page 30

     During the Transition Period, the CEP Buyer agrees that:

          a. the Trustee and/or its representatives will have access to the facility during normal business hours upon one (1) day's notice to the CEP Buyer;

          b. the CEP Buyer will operate each facility in accordance with all applicable laws and ordinances and in compliance with applicable permits and licenses;

          c. the CEP Buyer will provide the Seller with all reports provided to all state and federal agencies;

SECTION 9. TRANSITION FACILITY AND ADMINISTRATIVE SERVICES
----------------------------------------------------------

     The Trustee shall provide reasonable space in the Seller's Tech Center at 1000 Clearview Court, Oak Ridge, Tennessee, for CEP Buyer to store the "Tech Center Assets" for up to 30 days following the Closing Date, to afford CEP Buyer the requisite time to obtain approvals and to remove such assets. CEP Buyer will promptly apply for and diligently pursue such required approvals. Failing the availability of such space, the Seller will authorize the CEP Buyer to move such assets at the Tech Center Facility, as CEP Buyer may elect, to the Bear Creek Road Facility or other suitable location. The CEP Buyer will use fully licensed carriers and shall pay the cost of transportation and any costs related to removal and storage. The CEP Buyer shall notify the Seller before incurring any such expense in excess of $10,000. In the event the closing of the sale to the CEP Buyer does not occur, then all such costs shall be reimbursed by the Seller forthwith.

     The CEP Buyer shall use its best efforts to obtain binders for nuclear liability insurance and environmental impairment insurance and any and all necessary insurance in connection with the operation of the CEP Assets. In the event the closing of the Sale to the CEP Buyer does not occur any and all costs paid by the CEP Seller in connection with the insurance shall be reimbursed by the Seller.

Stephen S. Gray, Trustee
November 13, 1998
Page 31

SECTION 10. PRE-CLOSING INFORMATION TO THE CEP BUYER
----------------------------------------------------

     As soon as possible, but in any event no more than three days from the submission of this Offer, the Trustee shall provide to the CEP Buyer the following information solely to the extent such information is related to the CEP Business and has not been made available previously to CEP Buyer:

     (a) listings of all projects with on-going work being performed over the next three weeks and the associated personnel;

     (b) listings of all set-offs, contracts and the like as to all contracts to be assumed. Listings are to include a short description of each contract, expiration date, and value;

     (c)  copies of agreements that the Seller has with employees;

     (d) copies of contracts that contain performance penalties, obligations to take possession or title to waste; and

     (e) a list of all open bids and proposals with respect to the CEP Business setting forth the status of each such bid and proposal and details regarding the same.

SECTION 11. REPRESENTATIONS AND WARRANTIES
------------------------------------------

CEP Buyer represents and warrants to, and agrees with, Seller as follows:

     (a)  Organization and Good Standing of CEP Buyer. CEP Buyer is or will be a
          -------------------------------------------
          newly formed corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CEP Buyer has full power and authority to carry on its business and where now conducted and to own or lease and operate its properties at and where now owned or leased and operated by it, and is or will be duly qualified to do business as a foreign limited liability company in Massachusetts and Tennessee.

     (b)  Authority of CEP Buyer Consents. The execution, delivery and
          -------------------------------
          consummation of this Offer by CEP Buyer has been or will be authorized by the managers of CEP Buyer in accordance with all applicable laws and CEP Buyer's Certificates of limited liability company, and at the Closing Date no further action will be

Stephen S. Gray, Trustee
November 13, 1998
Page 32


          necessary on CEP Buyer's part to make this Offer valid and binding and enforceable against CEP Buyer in accordance with its terms. The execution, delivery and consummation of this Offer by CEP Buyer (i) is not or will not be contrary to the CEP limited liability company or Operating Agreement; (ii) will not violate any order law rule or regulation known by CEP Buyer to be applicable to CEP Buyer; (iii) does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of or constitute a default under, any term of provision of any material indenture, mortgage, deed of trust, lease, instrument order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which CEP Buyer is a party or to which CEP Buyer or any of its assets is subject or bound; and (iv) will not result in any acceleration or termination of any loan or security interest agreement to which CEP Buyer is a party or to which CEP Buyer or any of its assets is subject or bound.

    (c)   Litigation. There is no judicial or administrative action, proceeding
          ----------
          or investigation pending or to CEP Buyer's knowledge, threatened, that calls into question the validity of this Offer or any action taken or to be taken by CEP Buyer in connection herewith. There is no litigation, proceeding or investigation pending or, to CEP Buyer's knowledge, threatened, or any order, injunction or decree outstanding, against CEP Buyer that, if adversely determined, would have a material adverse effect upon CEP Buyer's ability to perform its obligations under this Offer.

     (d)  Approval. The CEP Buyer is not aware of any reason why it would be
          --------
          denied any necessary approval, consent, permit or other governmental authorization necessary to purchase and/or operate the CEP Business and/or the CEP Assets.

     (e) Notwithstanding the Closing and the consummation of the transactions contemplated by this Offer, the covenants of the CEP Buyer contained in this Offer or any agreement, instrument, paper, or certificate executed and delivered by the CEP Buyer in connection with the transactions contemplated hereby, will survive the Closing.

SECTION 12. ACCESS TO SELLER'S FACILITY
---------------------------------------

     Seller agrees to make available to the CEP Buyer and its attorneys, accountants, agents and advisors, prior to the Closing Date, such records, information and personnel as the CEP

Stephen S. Gray, Trustee
November 13, 1998
Page 33


Buyer may reasonably request. As a condition to the Seller's granting to the CEP Buyer and/or its agents physical access to the Seller's CEP Business facilities, the CEP Buyer shall provide the Seller proof of workers compensation or similar insurance as well as of such liability and other insurance as may be required by applicable regulatory or other law, in such amounts as the Seller may reasonably require.

SECTION 13. EXPENSES
--------------------

     Each party shall bear its own costs and expenses (including attorney's fees) associated with this offer and the performance thereof.

SECTION 14. TAXES ASSOCIATED WITH THE SALE
------------------------------------------

     Each party shall pay when due any taxes assessed under applicable law against such party relating to these transactions. The sale and purchase of assets embodied in this agreement will be consummated as part of a Chapter 11 Reorganization proceeding and in contemplation of the Seller proposing a plan, if possible; therefore, under applicable bankruptcy law, transfer taxes and/or recording fees cannot be imposed on the sale of the CEP Assets; provided,
                                                                --------
however, that if any such taxes or fees are lawfully imposed and become due and
-------
payable, the liability for such transfer taxes or recording fees shall be borne by the Seller or the Buyer in the usual and customary manner. All Excluded Liabilities shall remain with the Seller's estate.

SECTION 15. SEVERABILITY
------------------------

     If (and only if) CEP Buyer elects, if any portion of this offer is held invalid or unenforceable any remaining portion shall continue in full force and effect and the invalid or unenforceable portion shall be replaced by a valid and enforceable portion reflecting the original intent of the parties as closely as possible. If a material aspect of this Offer is severed by the Court and, prior to Closing, either party determines that the Offer as modified (that is, without the severed portion) is deficient, it may terminate the Offer.

SECTION 16. NOTICES
-------------------

     All notices required or permitted to be given pursuant to the terms of this Offer shall be sent by hand or private overnight delivery service of national reputation and also by facsimile transmission as follows:

Stephen S. Gray, Trustee
November 13, 1998
Page 34


    To Seller            Stephen S. Gray, Trustee
                         c/o The Recovery Group
                         270 Congress Street
                         Boston, MA 02210
                         Telecopy: (617) 482-9804

    To CEP Buyer         John T. Preston, Officer
                         9 Martins Cover Lane
                         Hingham, MA 02043
                         Telecopy: (781) 740-2056

with a copy to

    CEP Buyers counsel:  Richard E. Mikels, Esq.
                         Mintz, Levin, Cohn, Ferris, Glovsky and
                          Popeo, P.C.
                         One Financial Center
                         Boston, MA 02111
                         Telephone:  617/542-6000
                         Telecopy:   617/542-2241

SECTION 17. CHOICE OF LAW
-------------------------

     Enforcement of this Offer and legal matters not governed by the Code shall be determined in accordance with the laws of the Commonwealth of Massachusetts, without reference to its choice of law doctrine. CEP Buyer consents to the jurisdiction of the Court as to any proceeding to enforce or interpret this Agreement.

SECTION 18. HEADINGS
--------------------

     The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Offer.

SECTION 19. COUNTERPARTS
------------------------

     This Offer may be signed in any two (2) or more counterparts, all of which, taken together, shall be deemed to constitute the original Offer.

Stephen S. Gray, Trustee
November 13, 1998
Page 35



     By its signature below, the Seller accepts this offer, subject to the terms and conditions set forth herein and to approval by the Court.

SECTION 20. CEP BUYER'S CONDITIONS PRECEDENT
--------------------------------------------

     The obligation of the CEP Buyer to consummate the transactions to be performed by it hereunder is subject to the satisfaction on or before the Closing Date of the following conditions precedent, any or all of which CEP Buyer may elect to waive or not waive, extend or not extend, in its absolute discretion:

     (a) Any representation and warranties made by the Seller hereunder shall be true and correct in all material respects as of the Closing Date.

     (b) The Seller shall have performed and complied with any agreements and undertakings made by it hereunder in all material respects as of the Closing Date.

     (c) No action, suit or proceeding shall be pending or threatened wherein an unfavorable ruling would (a) prevent consummation of any of the transactions contemplated hereunder; (b) cause any of the transactions contemplated hereunder to be rescinded following consummation; or (c) affect adversely the right of CEP Buyer to own or use the CEP Assets.

     (d) The Court shall have entered the Sale Order, which Sale Order shall not have been reversed, stayed, modified or amended in material respects prior to the Closing Date.

     (e) The Seller shall have continued to conduct the CEP Business in the ordinary course, consistent with past practice and in the same manner as it is presently being conducted;

     (f) No material adverse change shall have accrued to the CEP Business or the CEP Assets after November 3, 1998, including, without limitation, any material adverse change in the level of receivables. Adverse changes constituting a breach of this condition shall include without limitation material diminution in customers or revenues, material increase in costs or liabilities, or losses of existing key employees or experienced work force;

Stephen S. Gray, Trustee
November 13, 1998
Page 36


     (g) All pleadings, orders, agreements and other documents related directly or indirectly to the sale anticipated herein shall be in form and substance satisfactory to the CEP Buyer;

     (h) If the CEP Buyer reasonably concludes that HSRA approval is necessary, any applicable waiting periods relating to the transfers contemplated hereby under the HSRA shall have expired without extension or challenge to such transactions, and any approvals required by such Act have been issued. The CEP Buyer and the Seller shall file all required notifications, pursuant to HRRA and the filing fee required for such approval shall be split equally (50% each) between the Seller and the CEP Buyer. In the event any HSRA waiting period applies hereto, the CEP Buyer and the Seller agree that the Closing Date shall be deemed to be three (3) days after such waiting period has elapsed.

     (i) The Closing Date shall occur on or before December 1, 1998, subject to paragraph (i).

     (j) The Wet Waste Asset sale referred to in Part I hereof shall have closed.

     (k) The Seller shall have delivered to the CEP Buyer, in form reasonable acceptable to the CEP Buyer, deeds, bills of sale, assignments or other instruments of transfer necessary and appropriate to transfer and vest the CEP Buyer with the CEP Assets.

     (l) The CEP Buyer shall on or before November 23, 1998 have entered into a binding letter of intent with the landlord of the Fall River facility on terms reasonable satisfactory to the CEP Buyer; in its sole discretion;

Stephen S. Gray, Trustee
November 13, 1998
Page 37



     (m) The Seller shall maintain permits, licenses, insurance and have agreements with all parties necessary to allow the CEP Buyer to remove all CEP Assets from the Tech Center Facility as more fully set forth in Section 9;

     (n) The Seller shall on or before the Closing Date have been authorized to assume and assign all executory contracts that the CEP Buyer seeks to purchase and a court order entered prior to the Closing Date shall have determined the cure amount due under such contracts;

     (o) The cure payments required in connection with executory contracts shall not exceed $100,000.

SECTION 21. SELLER'S CONDITIONS PRECEDENT
-----------------------------------------

     The obligation of the Seller to consummate the transactions to be performed by it hereunder is subject to the satisfaction of the following conditions precedent, any or all of which Seller may elect to waive or not waive in its absolute discretion.

     (a) Any representation and warranties made by the CEP Buyer hereunder shall be true and correct in all material respects as of the Closing Date.

     (b) The CEP Buyer shall have performed and complied with any covenants made by it hereunder in all material respects as of the Closing Date.

     (c) The Court shall have entered the Sale Order, which Sale Order shall not have been reversed stayed, modified or amended in any material respects prior to the Closing Date.

     (d) The sale of the Wet Waste Business (as defined in Part 1) to the Wet Waste Assets Buyer shall have closed or will close concurrently with the closing of the sale of the CEP Assets to the CEP Buyer.

     (e) Any applicable waiting periods relating to the transfers contemplated hereby under the HSRA shall have expired without extension or challenge to such transactions, and any approvals required by such Act have been issued.

Stephen S. Gray, Trustee
November 13, 1998
Page 38


SECTION 22. CLOSING
-------------------

     The closing date shall occur on the later of three (3) business days after the entry of the Sale Order or the satisfaction of all conditions (as set forth in Section 20), subject to the CEP Buyer's right to waive or extend such conditions in its discretion (the "Closing Date").

SECTION 23. COUNTEROFFERS
-------------------------

     The CEP Buyer acknowledges and agrees that, pursuant to the standard practice and procedure of the Court and under the Code for sales of assets of a Chapter 11 estate, this offer shall be subject to the counteroffer and bid procedure described in Rule 6004-1 (a)(1)(B) of the Local Bankruptcy Rules of the Court (MLBR). In accordance with MLBR 6004-1 (a)(2)(13), the Seller shall request in the Motion that, to qualify for consideration, counteroffers for the CEP Assets call for an up front payment of at least $100,000 and must be on terms and provisions that one more favorable to the estate is the Trustee's business judgment than the CEP Buyer's offer after consideration of all facts and circumstances including the fact that the offer is a joint bid which includes the Wet Waste Assets.

     In addition, the Seller shall immediately seek, on an expedited basis, the Court's approval of a "break-up fee" payable to CEP Buyer in the amount of $25,000, and payable only in the event the Court approves the sale of the CEP Assets to a buyer other than CEP Buyer at the hearing on the approval of the enclosed offer presently set for November 24, 1998.

     In the event that the CEP buyer is to be reimbursed pursuant to Section 9 for terms transportation, decommissioning or insurance costs, such amounts shall be reimbursed to the CEP Buyer first from the proceeds from the CEP Assets after payment of the break-up fee and shall be paid forthwith from other assets of the Seller.

SECTION 24. CLOSING ADJUSTMENTS
-------------------------------

     Appropriate pro rata adjustment through the Closing Date shall be provided for matters normally adjusted at closing, including but not limited to: real estate taxes with respect to the Bear Creek Road Facility, fuel with respect to the Bear Creek Road Facility and the Fall River Facility, utilities with respect to the Bear Creek Road Facility and the Fall River Facility, prepaid vendors for services the CEP Buyer received post-closing, and the like.

Stephen S. Gray, Trustee
November 13, 1998
Page 39


SECTION 25. OVERBID
-------------------

     To qualify as a counter-offer for both the Wet Waste Assets and the CEP Assets, the upfront payment by such counter-offeror shall be at least $10,750,000 of which at least $100,000 shall be allocated to the CEP Assets.



                     REST OF PAGE INTENTIONALLY LEFT BLANK

Stephen S. Gray, Trustee
November 13, 1998
Page 40


QUANTUM CATALYTICS, LLC

BY:/s/ John T. Preston
   ---------------------------
   ITS DULY AUTHORIZED MEMBER

AGREED TO:

/s/ Stephen S. Gray
______________________________
STEPHEN S. GRAY, TRUSTEE